Exhibit (a)(1)(vi)

From: OptionExchange@dish.com

Subject: Confirmation of Receipt of your Offer to Exchange Election Form

First Name Last Name,

We received your Election Form on MM-DD-YY at HH:MM. Please review the below information to ensure it accurately reflects your election. If it does not accurately reflect your election or you would like to change your election, please resubmit another Election Form to OptionExchange@dish.com prior to 6:00 p.m. (Mountain Time) on January 30, 2013, at which time the Offer to Exchange shall expire, unless extended by DISH.

Your Election Form has been recorded as follows:

[sample information]

Option Grant Date:	03/31/2009
Outstanding Options:	2,000
Original Exercise Price per Share:	$27.50
Adjusted Exercise Price per Share:	$26.73
Consent to Adjustment:	YES

Option Grant Date:	09/30/2009
Outstanding Options:	3,000
Original Exercise Price per Share:	$32.75
Adjusted Exercise Price per Share:	$31.98
Consent to Adjustment:	YES

Option Grant Date:	03/31/2010
Outstanding Options:	1,000
Original Exercise Price per Share:	$25.75
Adjusted Exercise Price per Share:	No Adjustment
Consent to Adjustment:	NO

If you have additional questions after reviewing the above information, you may send an e-mail to Stock.Options@dish.com, which is the preferred method, or call the Offer to Exchange information line at 1-855-256-0682.